Exhibit 21.1

Subsidiaries of Registrant

Name	Place of Incorporation
Banco Santander (México), S.A. Institución de Banca Múltiple Grupo Financiero Santander	Mexico
Casa de Bolsa Santander, S.A. de C.V., Grupo Financiero Santander	Mexico
Gestión Santander, S.A. de C.V., Sociedad Operadora de Sociedades de Inversión, Grupo Financiero Santander	Mexico
Santander Consumo, S.A. de C.V. Sofom E.R.	Mexico
Fideicomiso GFSSLPT, Banco Santander S.A.	Mexico
Instituto Santander Serfin A.C.	Mexico
Banco Santander S.A., Fideicomiso 100740	Mexico
Santander Hipotecario, S.A. de C.V. Sofom E.R.	Mexico
Santander Holding Vivienda S.A. de C.V.	Mexico
Santander Servicios Corporativos S.A. de C.V.	Mexico
Santander Servicios Especializados S.A. de C.V.	Mexico
Almacenadora Somex S.A.	Mexico